Federal Signal Q2 2025 Earnings Call July 30, 2025 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Safe Harbor This presentation contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward- looking statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. Forward-looking statements should not be relied upon as a predictor of actual results. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic and political uncertainty, risks and adverse economic effects associated with geopolitical conflicts including tariffs and other trade conflicts, legal and regulatory developments, foreign currency exchange rate changes, inflationary pressures, product and price competition, supply chain disruptions, availability and pricing of raw materials, interest rate changes, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, work stoppages, increases in pension funding requirements, cybersecurity risks, increased legal expenses and litigation results, and other risks and uncertainties described in filings with the Securities and Exchange Commission (SEC). This presentation also contains references to certain non-GAAP financial information. Such items are reconciled herein, in our earnings news release provided as of the date of this presentation or in other investor materials filed with the SEC. 2

Q2 Highlights ** 3 • Net sales of $565 M, up $74 M, or 15% • Organic growth of $42 M, or 9% • Operating income of $97.7 M, up $16.6 M, or 20% • Adjusted EBITDA* of $118.2 M, up $20.5 M, or 21% • Adjusted EBITDA margin* of 20.9%, vs. 19.9% • GAAP diluted EPS of $1.16, up $0.17, or 17% • Adjusted EPS* of $1.17, up $0.22, or 23% • Orders of $540 M, up $67 M, or 14% • Backlog of $1.08 B, up $4 M * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures ** Comparisons versus Q2 of 2024

4 Group and Corporate Results * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures $ millions, except % Q2 2025 Q2 2024 % Change ESG Orders 441.1 396.2 11% Net sales 480.5 408.8 18% Operating income 91.9 72.9 26% Operating margin 19.1% 17.8% Adjusted EBITDA * 110.8 88.2 26% Adjusted EBITDA margin * 23.1% 21.6% SSG Orders 98.6 76.8 28% Net sales 84.1 81.6 3% Operating income 21.5 18.3 17% Operating margin 25.6% 22.4% Adjusted EBITDA * 22.6 19.3 17% Adjusted EBITDA margin * 26.9% 23.7% Corporate expenses 15.7 10.1 55% Consolidated Orders 539.7 473.0 14% Net sales 564.6 490.4 15% Operating income 97.7 81.1 20% Operating margin 17.3% 16.5% Adjusted EBITDA * 118.2 97.7 21% Adjusted EBITDA margin * 20.9% 19.9%

Consolidated Statement of Operations 5 * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures $ mill ions, except % and per share Q2 2025 Q2 2024 $ Change % Change Net sales 564.6$ 490.4$ 74.2$ 15% Cost of sales 395.0 346.4 48.6 14% Gross profit 169.6 144.0 25.6 18% SEG&A expenses 66.9 58.3 8.6 15% Amortization expense 4.5 3.8 0.7 18% Acquisition and integration-related expenses, net 0.5 0.8 (0.3) -38% Operating income 97.7 81.1 16.6 20% Interest expense, net 3.5 3.2 0.3 9% Other expense, net 0.8 0.4 0.4 100% Income tax expense 22.0 16.7 5.3 32% Net income 71.4$ 60.8$ 10.6$ 17% Diluted EPS 1.16$ 0.99$ 0.17$ 17% Diluted adjusted EPS 1.17$ 0.95$ 0.22$ 23% Gross Margin 30.0% 29.4% SEG&A expenses as a % of net sales 11.8% 11.9% Effective tax rate 23.6% 21.5%

Adjusted Earnings per Share *

($ in millions)	Three Months Ended June 30, 2025	2024	Six Months Ended June 30, 2025	2024
Net income, as reported	$ 71.4	$ 60.8	$ 117.7	$ 112.4
Add:				
Income tax expense	22.0	16.7	37.7	16.0
Income before income taxes	93.4	77.5	155.4	128.4
Add:				
Acquisition and integration-related expenses, net	0.5	0.8	1.1	1.7
Purchase accounting effects (1)	0.4	-	0.7	-
Adjusted income before income taxes	94.3	78.3	157.2	130.1
Adjusted income tax expense (2) (3)	(22.4)	(19.5)	(38.3)	(31.8)
Adjusted net income	**$ 71.9**	**$ 58.8**	**$ 118.9**	**$ 98.3**
Diluted EPS, as reported	$ 1.16	$ 0.99	$ 1.91	$ 1.82
Adjusted diluted EPS	**$ 1.17**	**$ 0.95**	**$ 1.93**	**$ 1.59**

(1) Purchase accounting effects in the three and six months ended June 30, 2025 relate to adjustments to exclude the step-up in the valuation of inventory acquired in connection w ith acquisitions that w as sold subsequent to the acquisition date and the depreciation of the step-up in the valuation of rental equipment acquired in the Standard Equipment Company transaction, w here applicable. Such costs are included as a component of Cost of sales on the Condensed Consolidated Statements of Operations.

(2) Adjusted income tax expense for the three and six months ended June 30, 2025 w as recomputed after excluding the tax impacts of acquisition and integration-related expenses, net, and purchase accounting effects. Adjusted income tax expense for the three and six months ended June 30, 2025 also excludes a $0.2 million discrete tax benefit recognized in connection w ith the amendment of certain state tax returns to claim a w orthless stock deduction.

(3) Adjusted income tax expense for the three and six months ended June 30, 2024 w as recomputed after excluding the tax impacts of acquisition and integration-related expenses, net. Adjusted income tax expense for the three and six months ended June 30, 2024 also excludes discrete tax benefits of $2.6 million and $15.6 million, respectively, that w ere recognized in connection w ith the amendment of certain federal and state tax returns to claim a w orthless stock deduction.

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** Non-GAAP financial measure. See appendix for additional information on non-GAAP measures.*

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Financial Strength and Flexibility *

Strong capital structure	• Cash and cash equivalents of $64.7 M • Net debt of ~$204 M ** • In October 2022, executed a five-year, $800 M revolving credit facility, with opportunity to increase further by the greater of (i) $400 M or (ii) 100% of TTM consolidated EBITDA, subject to lenders approval • ~$515 M of availability under revolving credit facility • Net debt leverage remains low • Compliant with all covenants with significant headroom
Healthy cash flow and access to cash facilitate organic growth investment, M&A and cash returns to stockholders	• Generated ~$60 M of cash from operations in Q2 2025, up ~$19 M, or 47%, from Q2 2024 • YTD operating cash generation of ~$96 M, up ~$25 M, or 34%, vs. 1H 2024 • Anticipating cap ex of $40 M - $50 M in 2025 • Paid $8.5 M for dividends in Q2, reflecting increased dividend of $0.14 per share; recently declared similar $0.14 per share dividend for Q3 2025 • During Q2, repurchased ~281k shares for ~$20.0 M *(average price of $71.16)* • During Q2, Board approved an additional $150 M stock repurchase program; ~$157 M remains under authorized stock repurchase programs *(~2.5% of current market capitalization)*

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** Dollar amounts as of, or for the quarter ending 6/30/2025, unless otherwise noted*

*** Net debt is a non-GAAP measure and is computed as total debt of $269.0 M, less total cash and cash equivalents of $64.7 M*

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CEO Remarks – Q2 Performance ** 8 • Outstanding execution by both groups contributed to new quarterly records in net sales, operating income, adjusted EBITDA*, adjusted EBITDA margin* and adjusted EPS* • Environmental Solutions Group highlights:  YoY net sales growth of 18%; 26% increase in adjusted EBITDA*  150-basis point YoY increase in adjusted EBITDA margin*  Net sales of street sweepers and safe-digging trucks each up ~$10 M YoY  Aftermarket revenues up 13% YoY, equating to ~24% of ESG net sales  Double-digit growth in net sales of metal extraction support equipment  Recent acquisitions contributed to YoY growth; Hog contributed ~$21 M of net sales, while Standard added ~$12 M of incremental net sales • Safety and Security Group highlights:  YoY net sales growth of 3% YoY, 17% increase in adjusted EBITDA*  320-basis point YoY increase in adjusted EBITDA margin* • Generated $60 M of cash from operations, up 47% YoY  Continue to target 100% cash conversion*** on annual basis * Non-GAAP financial measure. See appendix for additional information on non-GAAP measures, including reconciliation to GAAP measures ** Comparisons versus Q2 of 2024 *** Computed as net cash provided by operating activities divided by net income.

CEO Remarks – Market Conditions * 9 • Demand for our products remains strong, as evidenced by record Q2 orders of $540 M, up 14% YoY • Record quarterly SSG order intake of $99 M in Q2 (+28% YoY) • Q2 backlog at ~$1.08 B, up <1% YoY, provides visibility to rest of 2025 and well into 2026 for certain key product lines • Publicly funded orders increased double-digits YoY  Broad-based strength across both operating groups • Industrial orders increased double-digits YoY  Broad-based strength across product lines; acceleration in safe-digging truck demand leading the way, with orders up more than $20 M YoY * Comparisons versus Q2 of 2024

CEO Remarks – Update on Strategic Growth Initiatives 10 Through-Cycle Top-Line Growth Targets • Through cycles, we target annual low double-digit top-line growth, split roughly evenly between organic and inorganic growth  Look to drive organic growth in excess of end-market growth rates as we harness the power of our specialty vehicle platform Accelerating “Good, Better, Best” Product Strategy • Currently scaling several entry-level specialty vehicle products aimed at penetrating historically underserved market sub-segments • These products unlock new customer cohorts at different price points while providing non-CDL options to established customers  Examples include the Vactor iMPACT, Elgin Broom Badger and TRUVAC Paradigm Sales Channel Optimization Efforts • Continue to scale sales channel optimization efforts across our ESG group; similar to recent success at Ground Force, TowHaul and Trackless • Early stages of expanding Switch-N-Go brand into Canada M&A • Additional acquisitions expected to further strengthen power of platform • Encouraged by strong start of Hog Technologies; synergy opportunities identified spanning operational efficiencies, go-to-market strategy, aftermarket and usage of Hog’s internal technology across FSS products • Active M&A pipeline Vactor iMPACT Combination Sewer Cleaner

1) Non-GAAP Measures. See Appendix for additional information, including reconciliation to GAAP measures. CEO Remarks – Increasing Margin Targets 11 • As we look ahead and consistent with the execution of our strategic growth objectives, we are raising our EBITDA margin targets for ESG and the Company overall • Introducing new Consolidated EBITDA Margin Target: 16 – 22% (increased from 14-20%) • Introducing new ESG EBITDA Margin Target: 18 – 24% (increased from 17-22%) • SSG EBITDA Margin Target: 18 – 24% (previously increased from 17-21% in Q4 2024) • Margin targets intended to be annual, through-the-cycle targets

Raising 2025 Financial Outlook

- **<u>Raising</u> Full-Year Adjusted EPS[1] Outlook to a <u>new range of $3.92 to $4.10</u>**
  - Increased from the prior range of $3.63 to $3.90
  - At the midpoint, new range would represent ~20% YoY growth, and the highest EPS level in our history
- **<u>Raising</u> Full-year Net Sales Outlook to a <u>new range of $2.07 B to $2.13 B</u>**
  - Increase from the prior range of $2.02 B to $2.10 B
  - New range would represent YoY growth of 11% - 14%
- **Double-digit improvement** in pre-tax earnings
- Capital expenditures of $40 M to $50 M

<u>Assumptions</u>

- Interest expense of ~$13 M - $14 M, without additional M&A
- Other expense up ~$1.5 M YoY, due to higher non-operating pension costs
- Full year effective tax rate of 24% - 25%, excluding additional discrete items
- ~62 M weighted average shares outstanding
- Depreciation and amortization expense of ~$76 M - $78 M
- Assumes current trade agreements and tariff policies remain in place



1. *Adjusted earnings per share ("EPS") is a non-GAAP measure, which includes certain adjustments to reported GAAP net income and diluted EPS. In the three and six months ended June 30, 2025 and 2024, we made adjustments to exclude the impact of acquisition and integration-related expenses, net, purchase accounting effects, and certain special income tax items, where applicable. In prior years, we have also made adjustments to exclude the impact of environmental remediation costs of a discontinued operation, pension-related charges, and certain other unusual or non-recurring items. Should any similar items occur in the remainder of 2025, we would expect to exclude them from the determination of adjusted EPS. However, because of the underlying uncertainty in quantifying amounts which may not yet be known, a reconciliation of our Adjusted EPS outlook to the most applicable GAAP measure is excluded based on the unreasonable efforts exception in Item 10(e)(1)(i)(B).*

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Federal Signal Q2 2025 Earnings Call 13 Q&A July 30, 2025 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Investor Information Stock Ticker - NYSE:FSS Company website: federalsignal.com/investors HEADQUARTERS 1333 Butterfield Road, Suite 500 Downers Grove, IL 60515 INVESTOR RELATIONS CONTACTS 630-954-2000 Felix Boeschen VP, Corporate Strategy and Investor Relations fboeschen@federalsignal.com 14

Federal Signal Q2 2025 Earnings Call 15 Appendix

Non-GAAP Measures 16 • Adjusted net income and earnings per share (“EPS”) - The Company believes that modifying its 2025 and 2024 net income and diluted EPS provides additional measures to assist it in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes are not representative of its underlying performance and to improve the comparability of results across reporting periods. During the three and six months ended June 30, 2025 and 2024 adjustments were made to reported GAAP net income and diluted EPS to exclude the impact of acquisition and integration-related expenses, net, purchase accounting effects, and certain special income tax items, where applicable. • Adjusted EBITDA and adjusted EBITDA margin - The Company uses adjusted EBITDA and the ratio of adjusted EBITDA to net sales (“adjusted EBITDA margin”), at both the consolidated and segment level, as additional measures to assist in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes are not representative of its underlying performance and to improve the comparability of results across reporting periods. We believe that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin, at both the consolidated and segment level, are meaningful metrics to investors in evaluating the Company’s underlying financial performance. • Consolidated adjusted EBITDA is a non-GAAP measure that represents the total of net income, interest expense, net, pension settlement charges, hearing loss settlement charges, debt settlement charges, acquisition and integration-related expenses (benefits), net, coronavirus-related expenses, restructuring activity, executive severance costs, purchase accounting effects, other income/expense, net, income tax expense, depreciation and amortization expense, and the impact of adoption of a new lease accounting standard, as applicable. Consolidated adjusted EBITDA margin is a non-GAAP measure that represents the total of net income, interest expense, net, pension settlement charges, hearing loss settlement charges, debt settlement charges, acquisition and integration-related expenses (benefits), net, coronavirus-related expenses, restructuring activity, executive severance costs, purchase accounting effects, other income/expense, net, income tax expense, depreciation and amortization expense, and the impact of adoption of a new lease accounting standard, as applicable, divided by net sales for the applicable period(s). • Segment adjusted EBITDA is a non-GAAP measure that represents the total of segment operating income, acquisition and integration- related expenses, net, purchase accounting effects, and depreciation and amortization expense, as applicable. Segment adjusted EBITDA margin is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, net, purchase accounting effects, and depreciation and amortization expense, as applicable, divided by segment net sales for the applicable period(s). Segment operating income includes all revenues, costs and expenses directly related to the segment involved. In determining segment operating income, neither corporate nor interest expenses are included. Segment depreciation and amortization expense relates to those assets, both tangible and intangible, that are utilized by the respective segment. Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin.

Consolidated Adjusted EBITDA (Q2 2025 vs. Q2 2024) 17 $ millions, except % Q2 2025 Q2 2024 Net income 71.4$ 60.8$ Add: Interest expense, net 3.5 3.2 Acquisition and integration-related expenses, net 0.5 0.8 Purchase accounting effects * 0.1 - Other expense, net 0.8 0.4 Income tax expense 22.0 16.7 Depreciation and amortization 19.9 15.8 Consolidated adjusted EBITDA 118.2$ 97.7$ Net Sales 564.6$ 490.4$ Consolidated adjusted EBITDA margin 20.9% 19.9% * Excludes purchase accounting expense effects included within depreciation and amortization of $0.3 million for the three months ended June 30, 2025

Segment Adjusted EBITDA (Q2 2025 vs. Q2 2024) 18 ESG $ millions, except % Q2 2025 Q2 2024 Operating Income 91.9$ 72.9$ Add: Acquisition and integration-related expenses, net 0.1 0.6 Purchase accounting effects * 0.1 - Depreciation and amortization 18.7 14.7 Adjusted EBITDA 110.8$ 88.2$ Net Sales 480.5$ 408.8$ Adjusted EBITDA margin 23.1% 21.6% SSG $ millions, except % Q2 2025 Q2 2024 Operating Income 21.5$ 18.3$ Add: Depreciation and amortization 1.1 1.0 Adjusted EBITDA 22.6$ 19.3$ Net Sales 84.1$ 81.6$ Adjusted EBITDA margin 26.9% 23.7% * Excludes purchase accounting expense effects included within depreciation and amortization of $0.3 million for the three months ended June 30, 2025

Consolidated Adjusted EBITDA (2016-2025 LTM)

($ in millions)	2016	2017	2018	2019	2020	2021	2022	2023	2024	LTM Q2 2025
Net income	$ 39.4	$ 60.5	$ 93.7	$ 108.4	$ 96.1	$ 100.6	$ 120.4	$ 157.4	$ 216.3	$ 221.6
Add (less):										
Interest expense, net	1.9	7.3	9.3	7.9	5.7	4.5	10.3	19.7	12.5	12.6
Pension settlement charges	-	6.1	-	-	-	10.3	-	-	3.8	3.8
Hearing loss settlement charges	-	1.5	0.4	-	-	-	-	-	-	-
Debt settlement charges	0.3	-	-	-	-	-	0.1	-	-	-
Acquisition and integration-related expenses (benefits), net	1.4	2.7	1.5	2.5	2.1	(2.1)	(0.5)	0.4	2.8	2.2
Coronavirus-related expenses	-	-	-	-	2.3	1.2	-	-	-	-
Restructuring	1.7	0.6	-	-	1.3	-	-	-	-	-
Executive severance costs	-	0.7	-	-	-	-	-	-	-	-
Purchase accounting effects (a)	3.6	4.4	0.7	0.2	0.3	0.3	-	0.7	1.1	1.3
Other expense (income), net	1.8	(0.8)	0.6	0.6	1.1	(1.7)	(0.5)	1.8	1.2	2.1
Income tax expense	17.4	0.5	17.9	30.2	28.5	17.0	30.5	45.6	47.6	69.3
Depreciation and amortization	19.1	30.0	36.4	41.5	44.8	50.4	54.7	60.4	65.3	72.7
Deferred gain recognition (b)	(1.9)	(2.0)	(1.9)	-	-	-	-	-	-	-
Adjusted EBITDA	**$ 84.7**	**$ 111.5**	**$ 158.6**	**$ 191.3**	**$ 182.2**	**$ 180.5**	**$ 215.0**	**$ 286.0**	**$ 350.6**	**$ 385.6**
Net Sales	**$ 707.9**	**$ 898.5**	**$ 1,089.5**	**$ 1,221.3**	**$ 1,130.8**	**$ 1,213.2**	**$ 1,434.8**	**$ 1,722.7**	**$ 1,861.5**	**$ 1,974.6**
Adjusted EBITDA Margin	**12.0%**	**12.4%**	**14.6%**	**15.7%**	**16.1%**	**14.9%**	**15.0%**	**16.6%**	**18.8%**	**19.5%**

(a) Excludes purchase accounting effects reflected in depreciation and amortization of $0.3 M, $0.4 M, $0.5 M, $0.6 M, $0.4 M, $0.4 M, $0.2 M, and $0.7 M for 2016, 2017, 2018, 2019, 2020, 2021, 2024, and LTM Q2 2025, respectively.
(b) Adjustment to exclude recognition of deferred gain associated with historical sale lease-back transactions. Effective 2019, the Company no longer recognizes the gain due to the adoption of new lease accounting standard.

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